CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-282119, File No. 333-282293, File No. 333-282518 and File No. 333-282782) Form S-3 (File No. 333-258818, File No. 333-261278, File No. 333-267478, File No. 333-272023, File No. 333-279155, File No. 333-287729, File No. 333-287730 and File No. 333-288390) and Form S-8 (File No. 333-265698, File No. 333-267811, File No. 333-281893, File No. 333-283480 and File No. 333-284139) of our reports dated July 30, 2025 with respect to the financial statements of Applied Digital Corporation (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended May 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY
July 30, 2025